April 1, 2005


Mail Stop 0409

VIA U.S. MAIL AND FAX (858) 487-9890

Mr. James Y. Nakagawa
Chief Financial Officer
Excel Properties, Ltd.
17140 Bernardo Center Drive, Suite 310
San Diego, CA  92128

Re:	Excel Properties, Ltd.
Form 10-K for the year ended December 31, 2004
File No. 033-02320

Dear Mr. Nakagawa:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Linda van Doorn
Senior Assistant Chief Accountant

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Hewitt Associates, Inc.
December 28, 2004
Page 1